EXHIBIT 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE THREE MONTHS AND SIX MONTHS ENDED NOVEMBER 30, 2020

GREYSTONE LOGISTICS, INC.

Tulsa, OK—01/19/2021—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports results of operations for the three months and six months ended November 30, 2020.

Greystone recorded net income available to common stockholders (net income less preferred dividends and income from non-controlling interests) for the three months ended November 30, 2020 of $873,180, or $0.03 per share, compared to $304,428, or $0.01 per share, in the prior period. Net income available to common stockholders for the six months ended November 30, 2020 was $1,733,381, or $0.06 per share, compared to $746,678, or $0.03 per share for the prior period. EBITDA for the six months ended November 30, 2020 was $6,614,164 compared to $4,886,619 for the six months ended November 30, 2019. Sales for the three months and six months ended November 30, 2020 were $15,523,318 and $33,091,494, respectively, compared to $19,503,462 and $38,167,971 in the prior periods, respectively. Greystone’s net income was $1,023,073 and $2,032,231 for the three months and six months ended November 30, 2020, respectively, compared to $472,685 and $1,091,984 in the prior periods, respectively.

“Greystone achieved significant increases in earnings for both the three months and six months ended November 30, 2020 compared to the comparable prior periods,” stated CEO Warren Kruger. Kruger continued, “These increased earnings resulted primarily from restructuring the pricing for certain pallets. This restructuring of pricing resulting from changes in the manufacturing process led to the decline in dollar sales, despite comparable unit sales for the periods. A major beer customer has notified us that beginning January 1, 2021, they will be diversifying purchases of case pallets between Greystone and another vendor; however, Greystone will continue to be the sole provider for the keg pallet. We have evaluated this impact in conjunction with other adjustments that were made with the customer and do not expect that it will have a material adverse effect on Greystone’s consolidated financial statements.”

“During the six months ended November 30, 2020, Greystone continued to show substantial improvement in its ratio of equity to total assets from 17.6% as of May 31, 2020 to 24.3% as of November 30, 2020. The net reduction in debt and financing leases from May 31, 2020 to November 30, 2020 was $4.6 million. The debt includes $3,034,000 funding from the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief and Economic Security Act (“CARES”). The CARES act includes provisions to apply for forgiveness of the PPP loan, and Greystone plans to submit the application.”

“The impact of COVID-19 has created much uncertainty in the workplace. The major issue that Greystone has faced is maintaining adequate workforce to meet demand for pallets. The virus has affected the overall workforce in our operating area as well as our own workforce. Employees electing to say at home for protection from COVID-19 and reductions in recruitment of new employees continues to impact the Company’s pallet production. Going forward, we anticipate that the new COIVD-19 vaccine will have a positive impact but are unable to predict the stability of our workforce as long as the virus stays active.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures and sells high quality 100% recycled plastic pallets that provide logistical solutions for a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many other processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2020.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Six Months Ended November 30, 2020 and 2019

	2020	2019
Net Income	$2,032,231	$1,091,984
Income Taxes	911,000	320,000
Depreciation and Amortization	3,017,873	2,557,936
Interest Expense	653,060	913,699
EBITDA (A)	$6,614,164	$4,883,619

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com